Exhibit 10.2

TUSIMPLE HOLDINGS INC.

December 14, 2022

Mr. Cheng Lu

via email

Dear Cheng:

This letter agreement (the “Agreement”) serves to confirm the terms and conditions of your employment with TuSimple Holdings Inc. (hereinafter, “TuSimple”) or one of its subsidiaries (referred to collectively herein as the “TuSimple Group”). For purposes of this Agreement, the “Company” shall refer to the member of the TuSimple Group that actually employs you, which may change from time to time. This Agreement is effective as of the date of your signing (such date, the “Effective Date”).

1.

Position. Effective as of November 10, 2022 (the “Start Date”), you will cease serving as a consultant pursuant to that certain consulting agreement by and between you and TuSimple, effective as of March 3, 2022 (the “Consulting Agreement”), and commence serving as the President and Chief Executive Officer of TuSimple. You will report to the Board of Directors of TuSimple (the “Board”). This is a full-time, exempt position. By signing this Agreement, you confirm to the TuSimple Group that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the TuSimple Group. While you render services to the TuSimple Group, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the TuSimple Group.

2.	Cash Compensation.

(a)

You will be paid a salary at the rate of $450,000 per year, subject to review and increase (but not decrease) from time to time as determined appropriate by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Your salary will be payable in accordance with the Company’s standard payroll schedule, subject to required tax withholding and other authorized deductions, and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to receive an annual discretionary performance bonus (the “Annual Bonus”) in an amount targeted at 80% of your base salary. Any Annual Bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company on the last day of the fiscal year to which the bonus relates (except as otherwise set forth in the Severance and CIC Agreement (as defined below)). Notwithstanding the foregoing, the Annual Bonus with respect to the fiscal year ending December 31, 2022 will be guaranteed to be an amount at least equal to $400,000; provided that you remain employed by the Company through December 31, 2022.

(b)	You acknowledge and agree that the Consulting Agreement shall be terminated, effective as of the Start Date (except as otherwise set forth herein); provided that,

you shall be entitled to receive the balance of the consulting fees that would have otherwise become payable to you under the Consulting Agreement after the Start Date had you provided consulting services thereunder through the full-year term of the Consulting Agreement, which the parties acknowledge is equal to $150,000, and which shall be payable in a lump sum payment within thirty (30) days of the Effective Date, less applicable deductions and withholdings.

3.	Equity Awards.

(a)

The parties agree that, as of the Effective Date, you held 1,850,000 outstanding Time Based Options (as defined in that certain Transition and Separation Agreement by and between you and TuSimple, dated as of March 2, 2022 (the “Transition Agreement”)). Notwithstanding anything to the contrary, including without limitation the provisions of Section 5 of the Transition Agreement or the applicable Stock Option Agreements (as defined in the Transition Agreement), your Time Based Options shall be cancelled in their entirety as of the Effective Date. Any other equity based awards that you hold under TuSimple’s stock plan(s) as of the Effective Date (such awards, your “Equity Awards”), will remain outstanding and will continue to be governed by the terms and conditions of the stock plan and award agreements applicable to them.

(b)

As soon as reasonably practicable following the Effective Date, you shall be eligible to be issued an award of restricted stock units under TuSimple’s 2021 Equity Incentive Plan (the “2021 Plan”) and customary form(s) of award agreement with respect to an aggregate of 6,850,000 shares of TuSimple’s Class A common stock. Fifty percent (50%) of such award shall be subject solely to service-based vesting (the “RSUs”) and shall vest over four years, with 25% of the RSUs vesting on each of the first four anniversaries of the Start Date (the “Service-Based Requirement”); while the remaining fifty percent (50%) of such award shall be eligible to vest based upon the achievement of both the Service-Based Requirement and the applicable Stock Price Hurdles (as defined below) (the “PSUs”) subject to your continued employment with the Company through the date of any such achievement. For purposes of the PSUs, the “Stock Price Hurdles” shall be achieved on the date(s) upon which the sixty (60)-trading day trailing average closing price of a share of Class A common stock equals or exceeds each of $10.00, $15.00 and $20.00, respectively, with ratable installments of the PSUs eligible to be earned based on the achievement of each Stock Price Hurdle, with each such ratable installment itself spread ratably between each time-based vesting date for purposes of the Service-Based Requirement. The respective award agreements under which the RSUs and PSUs shall be granted shall also provide that, for as long as and only if you remain employed with the Company, you shall have the right to receive dividend equivalent payments with respect to both the RSUs and PSUs for any dividends payable to holders of TuSimple’s Class A common stock, which dividend equivalent payments shall be payable to you at the same time as such dividends are paid to holders of TuSimple’s Class A common stock, regardless of whether the RSUs or PSUs have vested as of such date (subject to compliance with Section 409A (as defined below)). For the avoidance of doubt, cash dividends shall result in dividend equivalent payments payable in cash and stock dividends shall result in dividend equivalent payments payable in the form of additional RSUs and PSUs, respectively, with such additional RSUs and PSUs subject to the same vesting and other terms and conditions as the RSUs and PSUs in respect of which they are issued.

4.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits consistent with such benefits provided to other similarly-situated executives of the Company. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.

Business/Housing Expenses. TuSimple will reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the TuSimple Group in accordance with TuSimple’s expense reimbursement policy as in effect from time to time. In addition, the Company shall pay to you a housing allowance of $9,000 per month commencing as of the Start Date.

6.

Severance Benefits. If you are entitled to the severance benefits in the event of certain qualifying terminations, such benefits will be described in a Severance and Change in Control Agreement by and between you and TuSimple (the “Severance and CIC Agreement”).

7.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures of the TuSimple Group, including the member of the TuSimple Group actually employing you, may change from time to time (subject to compliance with this Agreement), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of TuSimple (other than you).

8.	Tax Matters.

(a)

Withholding; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Except for such withholding, you will be responsible for your own tax liability imposed with respect to such compensation. It is intended that all payments and benefits under this Agreement, to the greatest extent possible, be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A.

(b)

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation. You agree that the no member of the TuSimple Group has a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against any member of the TuSimple Group or the Board related to tax liabilities arising from your compensation described herein.

9.	Legal Expenses. The Company will reimburse you for any legal fees incurred in connection with the review, negotiation, and preparation of this Agreement up to $20,000.

10.

Indemnification. In connection with your employment, and without limiting any indemnification or similar rights to which you are entitled under the certificate of incorporation or bylaws of, or any other indemnification agreement with, any member of the TuSimple Group, as in effect from time to time, (a) TuSimple and you will enter into an indemnification agreement in the form attached hereto as Exhibit B hereto and (b) TuSimple shall provide you with coverage during your employment and for at least six years thereafter under its directors’ and officers’ liability insurance policies as in effect from time to time on terms not less favorable than those provided to any of its other directors and officers. TuSimple’s obligations in the preceding sentence shall survive the termination of your employment and this Agreement for any reason.

11.

Interpretation, Amendment and Enforcement. This Agreement supersedes and replaces the Consulting Agreement, the Transition Agreement (in each case except as otherwise set forth herein) and any prior offer letters, agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the TuSimple Group regarding the subject matter set forth herein and constitutes the complete agreement between you and the TuSimple Group regarding such subject matter. Notwithstanding the foregoing, nothing in this Agreement shall supersede or replace any existing equity rights you may have, including any rights you have with respect to your Equity Awards. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of TuSimple (other than you).

* * * * *

You may indicate your agreement with these terms by signing and dating this Agreement and returning it to me.

Very truly yours, TUSIMPLE HOLDINGS INC.

By:	/s/ Mo Chen
Name: Mo Chen
Title: Executive Chairman

I have read and accept the terms of this Agreement:

/s/ Cheng Lu
Signature of Cheng Lu

Dated: December 14, 2022

EXHIBIT A

Proprietary Information and Inventions Agreement

EXHIBIT B

Indemnification Agreement